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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                _______________

                                  FORM 8-A/A
                               (Amendment No. 2)

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                                _______________

                             The Wiser Oil Company
             (Exact name of registrant as specified in its charter)

              Delaware                                55-0522128
       (State of incorporation)          (I.R.S. employer identification number)

      8115 Preston Road, Suite 400
            Dallas, Texas                               75225
(Address of principal executive offices)              (Zip Code)


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

     Title of each class                        Name of each exchange on which
     to be so registered                        each class is to be registered
     -------------------                        ------------------------------

  Preferred Stock Purchase Rights                   New York Stock Exchange

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: [ ]

     The Securities Act registration statement file number to which this form relates: (if applicable)

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None
                                (Title of Class)

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Item 1.  Description of Registrant's Securities to be Registered.

     The following information supplements and amends the description contained in the Form 8-A Registration Statement, as amended, heretofore filed by The Wiser Oil Company, a Delaware corporation (the "Company"), with respect to the Preferred Stock Purchase Rights (the "Rights") issued by the Company pursuant to the Rights Agreement dated as of October 25, 1993 (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C., as successor
Rights Agent (the "Rights Agent").   Certain capitalized terms used herein and
not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

     On December 13, 1999, the Company entered into a First Amendment to Rights Agreement with the Rights Agent (the "Amendment"). The Amendment amends the definition of "Acquiring Person" to exclude therefrom Wiser Investment Company, LLC, a Delaware limited liability company ("WIC"), and any person to whom WIC assigns all or a portion of the Preferred Shares (each, a "WIC Assignee") in connection with the execution, delivery and performance of a Stock Purchase Agreement entered into on December 13, 1999 between the Company and WIC (the "Stock Purchase Agreement") the other transaction documents, the consummation of the transactions contemplated thereby, and the beneficial ownership of WIC and any WIC Assignee of stock in the Company resulting therefrom, unless and until WIC or any WIC Assignee acquires beneficial ownership of more than 1% of the Common Stock then outstanding except as otherwise permitted by the Stock Purchase Agreement and the other transaction documents. The Amendment adds several definitions to describe the securities to be issued to WIC and any WIC Assignee pursuant to the Stock Purchase Agreement.

     The Amendment also deletes the reference in the Rights Agreement that the Rights Agent will act as the agent for the holders of the Rights, and includes a provision that in no event shall the Rights Agent be liable for special, indirect, punitive, consequential or incidental loss or damage of any kind.

     A copy of the Amendment has been filed with the Securities and Exchange Commission as an Exhibit to this Form 8-A/A (Amendment No. 2) Registration Statement. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended by the Amendment, which is incorporated herein by reference. The Stock Purchase Agreement was filed as Exhibit 10.1 to the Company's Form 8-K filed on December 23, 1999, and is incorporated herein by reference.


Item 2.  Exhibits.

     4.1 Rights Agreement dated as of October 25, 1993 between the Company and ChaseMellon Shareholder Services, L.L.C., as successor Rights Agent (incorporated by reference to Exhibit A of the Company's Current Report on Form 8-K dated November 9, 1993 (Date of Event: October 25, 1993)).

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     4.2*  First Amendment to Rights Agreement, dated as of December 13, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as successor Rights Agent.


_________________
*filed herewith

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                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Form 8-A/A (Amendment No. 2) Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              THE WISER OIL COMPANY



                              By: /s/ Lawrence J. Finn
                                 --------------------------
                                    Lawrence J. Finn
                                 Vice President Finance and
                                   Chief Financial Officer


Date: December 23, 1999

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                               INDEX TO EXHIBITS

Exhibit                              Description
-------  --------------------------------------------------------------------
    4.1 Rights Agreement dated as of October 25, 1993 between the Company and ChaseMellon Shareholder Services,
         L.L.C., as successor Rights Agent (incorporated by reference to Exhibit A of the Company's Current Report on Form 8-K dated November 9, 1993 (Date of Event:
         October 25, 1993)).
    4.2 First Amendment to Rights Agreement, dated as of December 13, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as successor Rights Agent.

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